Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

August 15, 2008	OTCBB: RNCH

Rancher Energy Corp. Announces First Quarter Fiscal 2009 Financial Results

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced financial results for its first fiscal quarter ended June 30, 2008.

Rancher Energy reported oil sales of $1.9 million in the first quarter as compared with oil sales of $1.3 million in the same quarter a year ago.  The increase was attributable to a higher average sales price of $118.07 per barrel versus $59.31 per barrel in the first quarter of 2007.  The Company sold 16,083 barrels of oil in the first quarter, which represents its net interest in its properties, down from 22,434 barrels in the same quarter last year due to mechanical production problems that curtailed production from certain wells during the quarter while flowline repairs were made.  Total oil sales were offset by losses on risk management activities related to a short-term debt financing the Company entered into in October of 2007.

Total operating expenses in the first quarter decreased to $2.2 million from $3.7 million in the same quarter last year.  General and administrative expense decreased by $1.5 million, or 40%, to $1.0 million from $2.5 million last year, reflecting lower headcount and related costs, lower professional fees and generally reduced overhead costs.  Lower general and administrative costs, in combination with lower depreciation, depletion and amortization costs, more than offset increases in production taxes and lease operating expenses.  The Company reported a net loss of $3.9 million, or $0.03 per basic and diluted share, versus a net loss of $3.8 million, or $0.04 per basic and diluted share, in the same quarter last year.  The net loss of $3.9 million included $1.3 million in amortization of deferred financing costs, $1.9 million in derivative losses and nearly $500,000 in non-cash depreciation, depletion, amortization and stock-based compensation.  Rancher Energy closed the first quarter with cash and cash equivalents of $5.2 million, down from $6.8 million at fiscal year end March 31, 2008.

“During the first quarter we made good progress bringing total operating expenses more in line with oil sales as we continued to evaluate options to fund the CO2 recovery phase of our enhanced oil recovery (EOR) program,” said John Works, President & CEO of Rancher Energy.  “More recently we engaged an investment bank to serve as the Company’s financial advisor to consider strategic alternatives to maximize the value of our considerable asset base, which includes three promising oil fields in the Powder River Basin and a CO2 contract with ExxonMobil.”

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States.  Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields.  Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable.  Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC").  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its waterflood plan, to construct pipeline and other infrastructure, and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control.  The Company does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Rancher Energy Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	June 30,
	2008	2007
Revenues:
Oil and gas sales	$1,898,967	$1,330,479
Losses on derivative activities	(1,895,293)	-
Total revenues	3,674	1,330,479
Operating expenses:
Production taxes	230,283	161,469
Lease operating expenses	623,421	588,233
Depreciation, depletion and amortization	275,841	331,532
Accretion expense	46,276	45,990
Exploration expense	9,604	41,158
General and administrative expense	1,048,376	2,539,992
Total operating expenses	2,233,801	3,708,374
Loss from operations	(2,230,127)	(2,377,895)
Other income (expense):
Liquidated damages pursuant to
registration rights arrangement	-	(1,377,110)
Amortization of deferred financing
costs and discount on note payable	(1,309,175)	-
Interest expense	(371,295)	(71,239)
Interest and other income	10,581	48,323
Total other income (expense)	(1,669,889)	(1,400,026)
Net loss	$(3,900,016)	$(3,777,921)
Basic and diluted net loss per share	$(0.03)	$(0.04)
Basic and diluted weighted
average shares outstanding	114,966,138	103,734,995

Rancher Energy Corp.
Consolidated Balance Sheets
(Unaudited)
	June 30,	March 31,
ASSETS	2008	2008
Current Assets:
Cash and cash equivalents	$5,199,914	$6,842,365
Accounts receivable and prepaid expenses	1,101,987	1,170,641
Total current assets	6,301,901	8,013,006
Oil & gas properties at cost (successful efforts method):
Unproved	54,051,180	54,058,073
Proved	20,876,225	20,734,143
Less: Accumulated depletion, depreciation
and amortization	(1,757,403)	(1,531,619)
Net oil & gas properties	73,170,002	73,260,597
Other assets:
Furniture and equipment, net of accumulated
depreciation of $251,401 and 204,420, respectively	937,914	997,196
Other assets	1,151,276	1,300,382
Total other assets	2,089,190	2,297,578
Total assets	$81,561,093	$83,571,181
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,037,165	$2,114,204
Accrued oil & gas property costs	250,000	250,000
Asset retirement obligation	366,319	337,685
Note payable, net of unamortized discount
of $1,452,742 and $2,527,550, respectively	10,787,258	9,712,450
Derivative liability	1,939,318	590,480
Total current liabilities	14,380,060	13,004,819
Long-term liabilities:
Derivative liability	520,802	246,553
Asset retirement obligation	944,612	922,166
Total long-term liabilities	1,465,414	1,168,719
Stockholders’ equity:
Common stock	1,154	1,150
Additional paid-in capital	92,008,169	91,790,181
Accumulated deficit	(26,293,704)	(22,393,688)
Total stockholders’ equity	65,715,619	69,397,643
Total liabilities and stockholders’ equity	$81,561,093	$83,571,181